Exhibit 99.1

Bank of Floyd

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 17, 2012

Contact:

Michael Larrowe

President and CEO

Bank of Floyd

(540) 745-5210

Bank of Floyd revamping lending program;

names Southwest Virginia banker as chief lending officer

FLOYD, Va. – The Bank of Floyd today announced that it has named Stephen B. Munro of Roanoke, Va., as chief lending officer, part of management’s plans to revamp the bank’s lending policies and credit infrastructure.

Additionally, the bank is close to announcing a new chief credit officer, who will work alongside Munro to refine credit and underwriting guidelines that, say bank officials, will bolster lending to qualified borrowers in its markets. Plans are also underway to place small business and consumer lenders in each of its seven branches.

“We have been working on our lending infrastructure and underwriting since last year, but with the right people onboard, we will now be able to refine and implement our policies much sooner,” said Michael Larrowe, president and chief executive officer. “These changes will allow us to ramp up our lending.

“For us, it’s about being there for our customers,” he said. “We want our customers to feel comfortable about coming to us for any financial need, including business and personal loans.”

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Munro joins the company from BB&T, where as senior vice president and regional credit officer he managed the credit quality and profitability for $932 million in commercial loans for the bank’s Southwest Virginia Region. With more than 20 years in banking, Munro is experienced in commercial lending, commercial loan portfolio development and management and new business development.

“Steve has worked and performed admirably for one of the leading and respected superregional banks in the country,” Larrowe said. “He was one of their top bankers in Southwest Virginia so he knows our markets very well. Steve’s knowledge and experience is exactly the kind of talent we need to increase our loan production.”

Munro was instrumental in leading BB&T’s Southwest Virginia Region to a No. 2 ranking in 2011 in quality, profitability and growth in commercial loans. The region ranked 35th out of 36 BB&T regions in 12 states in 2008. He held oversight responsibility for six loan portfolio managers, providing expertise in loan structuring, pricing and co-approvals.

A 1989 graduate of Roanoke College in Salem, Va., Munro spent the first 11 years of his banking career at SunTrust Bank, another superregional bank. He was Business Banker of the Year for Western Virginia in 1998 and 1999.

“It’s extremely exciting to be on the ground floor of Bank of Floyd’s strategy to build and implement a credit infrastructure that will provide our customers with the resources they need, whether for personal or business loans,” Munro said. “I love this area and the people. This is a great opportunity to be part of something very special.”

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